# DEFERRED FEE AGREEMENT

This Deferred Fee Agreement (this "Agreement") is made as of August 16, 2001, by and among American Tax Credit Properties II L.P., a Delaware limited partnership (the "Partnership"), Richman Tax Credit Properties II L.P., a Delaware limited partnership (the "General Partner"), and ML Fund Administrators Inc., a Delaware corporation ("MLFA").

A. The Partnership was formed pursuant to an Amended and Restated Partnership Agreement dated as of June 28, 1989 (the "Partnership Agreement"), which provides for the payment of certain fees to the General Partner (the "GP Fees").

B. The Partnership, the General Partner, and MLFA entered into an Administrative Services Agreement as of June 28, 1989, which was amended by the letter agreement dated October 7, 1991 (as amended, the "Services Agreement").

C. MLFA terminated the Services Agreement as of November 23, 1999.

D. The Services Agreement provided for the payment of certain fees to MLFA (the "MLFA Fees").

E. The parties wish to agree to a payment schedule for the GP Fees and the MLFA Fees.

The parties agree as follows:

1. Amounts Accrued.

The GP Fees which have accrued through March 31, 2001 and remained unpaid equal $1,507,000 in the aggregate (the "Accrued GP Fees"). GP Fees will continue to accrue as set forth in Schedule A hereto. The MLFA Fees which have accrued and remained unpaid equal $644,000 in the aggregate. No further MLFA Fees shall accrue.

2. Payment of Fees.

(a) Subject to the provisions of Section 3 and the terms of the Partnership Agreement,

(i) The Partnership will pay to the GP, on or before March 15 of each calendar year 2002 through 2005, and within 10 days after the date hereof with respect to calendar year 2001, the amounts of the GP Fees indicated on Schedule A opposite the captions "Admin./Mgmt. Fees to RAM" and "Incentive Fee to Ram"; and

(ii) The Partnership will pay the GP the remaining amount of the GP Fees as and when proceeds from sales of assets of the Partnership become available, such payments to be pro rata with payments made under clause (b)(ii) below.

(b) Subject to the provisions of Section 3,

(i) The Partnership will pay to MLFA, on or before March 15 of each calendar year from 2001 through 2005, $25,000 of the MLFA Fees; and

(ii) The Partnership will pay MLFA the remaining amount of the MLFA Fees as and when proceeds from sales of assets of the Partnership become available, such payments to be pro rata with payments made under clause (a)(ii) above.

3. Conditions to Payment.

The payment schedule set forth in Section 2 is contingent upon the satisfaction of each of the following conditions as of each scheduled payment date:

(a) The income actually generated by the local partnerships has not been, and is not then projected to be, significantly less than is currently anticipated, as set forth on Schedule A;

(b) The expense of maintaining properties, including any advances in the form of loans made by the Partnership or liabilities incurred on behalf of the Partnership, has not been, and is not then projected to be, significantly greater than currently anticipated, as set forth on Schedule A;

(c) Other expenses of the Partnership have not been, and are not then projected to be, significantly greater than currently anticipated, as set forth on Schedule A; and

(d) The reserve balances at the end of each year are not anticipated to be significantly less than as set forth on Schedule A.

If any of the foregoing conditions is not met as of the date of a scheduled payment, the GP Fees payment and the MLFA Fees payment shall be reduced pro rata or deferred to the extent necessary, and the amount of the reduction or deferral shall be paid pro rata as soon as practical, consistent with the foregoing conditions. If, after the sale of all assets of the Partnership, insufficient funds are available to pay the full amount of the then unpaid GP Fees and MLFA Fees, the available funds (if any) shall be paid to the GP and MLFA pro rata.

4. Miscellaneous

This Agreement (i) shall be governed by and construed under the laws of the State of New York without reference to conflicts of laws provisions, (ii) may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, (iii) may be amended and of any its terms may be waived only with the written consent of all the parties hereto, and (iv) constitutes the entire agreement among the parties with respect to the subject matter hereof.

American Tax Credit Properties II L.P.
By: Richman Tax Credit Properties II L.P.
Its: General Partner
By: Richman Tax Credits Inc.
Its: General Partner

By: [signature]
Its: Gina K. Dodge/Secretary

Richman Tax Credit Properties II L.P.
By: Richman Tax Credits Inc.
Its: General Partner

By: [signature]
Its: Gina K. Dodge, Secretary

ML Fund Administrators Inc.

By: [signature]
Its: **Joseph S. Valenti**
**Vice President**

# ATCP II Schedule of Reserve Uses and Fee Accruals

| | | 2001 | 2002 | 2003 | 2004 | 2005 |
|---|---|---|---|---|---|---|
| Reserve Balance | | $ 3,193,000 | $ 2,757,128 | $ 2,365,817 | $ 1,950,302 | $ 1,509,085 |
| Anticipated Income from LPs | | 15,000 | 160,000 | 160,000 | 160,000 | 160,000 |
| Interest Income | | 104,128 | 153,689 | 129,485 | 103,783 | 76,490 |
| Admin./ Mgmt. Fees to RAM | | (315,000) | (420,000) | (420,000) | (420,000) | (420,000) |
| Outflows To Properties | | | | | | |
| Christian Streets | | (25,000) | (50,000) | (50,000) | (50,000) | (50,000) |
| A an El | | (25,000) | (50,000) | (50,000) | (50,000) | (50,000) |
| Forrest Village | | (30,000) | | | | |
| Fund Expenses | | (75,000) | (100,000) | (100,000) | (100,000) | (100,000) |
| Incentive Fee to Ram | | (60,000) | (60,000) | (60,000) | (60,000) | (60,000) |
| ML Accrual Payment | | (25,000) | (25,000) | (25,000) | (25,000) | (25,000) |
| Net | | (435,872) | (391,311) | (415,515) | (441,217) | (468,510) |
| Year Ending Balance | | 2,757,128 | 2,365,817 | 1,950,302 | 1,509,085 | 1,040,575 |
| ML Accrual Account | | | | | | |
| Accrued | | - | - | - | - | - |
| Paid | | (25,000.00) | (25,000.00) | (25,000.00) | (25,000.00) | (25,000.00) |
| ML Accrual Balance | $ 644,000 | $ 619,000 | $ 594,000 | $ 569,000 | $ 544,000 | $ 519,000 |
| RAM Accrual Account | | | | | | |
| Accrued | | 448,500 | 598,000 | 598,000 | 598,000 | 598,000 |
| Paid | | (375,000) | (480,000) | (480,000) | (480,000) | (480,000) |
| RAM Accrual Balance | $ 855,000 | $ 928,500 | $ 1,046,500 | $ 1,164,500 | $ 1,282,500 | $ 1,400,500 |